Exhibit 10.10

Chevron Corporation
Long-Term Incentive Plan Award
Stock Appreciation Rights
Terms and Conditions

STOCK APPRECIATION RIGHTS AWARD. Your Stock Appreciation Rights Award is granted to you under the Long-Term Incentive Plan (“Plan”). The Plan’s terms and the terms of the Rules adopted pursuant to the Plan are incorporated herein. For a copy of the plan documents, go to http://hr.chevron.com/northamerica/us/payprograms/executiveplans/ltip.asp or the Global Executive Plans Web site at http://hr.chevron.com/globalprograms/execplans/ltip.aspx, or contact the Executive Compensation Group at execplans@chevron.com or 1-925-842-7304. By accepting this Stock Appreciation Rights Award, you agree to all terms and conditions of the Plan, its Rules, and any provisions herein that may be in addition thereto. In the event of any conflict between the provisions of this agreement and the terms of the Plan or Rules, the terms of the Plan and/or Rules shall govern. The aforesaid documents and the number of stock appreciation rights granted as reflected in your Morgan Stanley account collectively constitute the Award.

A.	GRANT DATE. The Grant Date of your Stock Appreciation Rights Award is [insert date].

B.
NUMBER OF STOCK APPRECIATION RIGHTS GRANTED. The number of stock appreciation rights granted is reflected on the [insert date] grant detail screen in the ”Stock Option/SAR” section of your Morgan Stanley account at www.benefitaccess.com.

C.
EXERCISE PRICE. The exercise price is the Chevron common stock closing price (U.S.$[insert price]) on the Grant Date, as listed on the New York Stock Exchange (“NYSE”). You can find the exercise price from the Chevron Historical Price Lookup page at http://investor.chevron.com/phoenix.zhtml?c=130102&p=irol-stockLookup

D.
VESTING SCHEDULE. Subject to Subsection F., 33 1/3% of the Stock Appreciation Rights Award shall vest on the first anniversary of the Grant Date, 66 2/3% shall vest on the second anniversary of the Grant Date and 100% shall vest on the third anniversary of the Grant Date. The Stock Appreciation Rights Award cannot be exercised to the extent it is not vested.

E.
EXERCISE PERIOD. Subject to Subsection F., your vested stock appreciation rights may be exercised up until the tenth anniversary of the Grant Date, provided you remain employed by Chevron and the NYSE is open on such date. Should this tenth anniversary date fall on a day that the NYSE is not open, stock appreciation rights may be exercised only up until the last day that the NYSE is open immediately prior to that tenth anniversary.

F.	EFFECT OF TERMINATION ON VESTING AND EXERCISE PERIOD. Termination of employment impacts your Stock Appreciation Rights Award’s Vesting Schedule and Exercise Period.

Termination for Non-European Union Payroll Countries
If you are on a non-European Union country’s payroll at termination of employment, your Stock Appreciation Rights Award is affected as follows.

i.
One hundred percent (100%) of the Stock Appreciation Rights Award will vest if your employment terminates on or after [insert date] and if, upon termination of employment, you are at least age 65, have at least 90 points (sum of age and service at termination of employment), or submit documentation substantiating required retirement due to the attainment of the normal statutory or mandatory retirement age, based on the applicable jurisdiction for your employing company at the time of termination. Your vested Stock Appreciation Rights Award is exercisable until the tenth anniversary of the Grant Date as described in Subsection E.

ii.
A portion of the Stock Appreciation Rights Award will vest if your employment terminates on or after [insert date] and if, upon termination of employment, you are at least age 60 or have at least 75 points (sum of age and service at termination of employment). The number of vested stock appreciation rights is determined by multiplying the number of stock appreciation rights granted by the number of whole months

15003- SARS LTIP Grant Terms                                 Page 1

from the Grant Date to your termination date, up to a maximum of 36 months, divided by 36 months. The portion not vested is forfeited. The vested portion of your Stock Appreciation Rights Award is exercisable until the last day that the NYSE is open that is no more than five years after your termination date or, if earlier, the date it would last be exercisable under Subsection E. in the absence of your termination.

iii.
One hundred percent (100%) of the Stock Appreciation Rights Award will vest if you terminate employment after a Change in Control and qualify for a Change in Control severance pay program maintained by the Corporation. Your vested Stock Appreciation Rights Award is exercisable until the tenth anniversary of the Grant Date as described in Subsection E.

iv.
If at termination of employment, none of the above Subsections F.i., F.ii., and F.iii. is satisfied, the portion of your Stock Appreciation Rights Award that is not vested at termination is forfeited. The portion of your Stock Appreciation Rights Award that is already vested is exercisable until the last day that the NYSE is open that is no more than 180 days after your termination date or, if earlier, the date it would last be exercisable under Subsection E. in the absence of your termination.

Termination for European Union Payroll Countries
If you are on an European Union country’s payroll at termination of employment, your Stock Appreciation Rights Award is affected as follows.

v.
If your employment terminates on or after [insert date] and if, upon termination of employment, you have at least 30 years of service, your Stock Appreciation Rights Award will continue to vest according to the Vesting Schedule under Subsection D. Your vested Stock Appreciation Rights Award is exercisable until the tenth anniversary of the Grant Date as described in Subsection E.

vi.
If your employment terminates on or after [insert date] and if, upon termination of employment, you have at least 25 years of service but less than 30 years of service, the portion of your Stock Appreciation Rights Award that is not vested at termination is forfeited. The portion of your Stock Appreciation Rights Award that is already vested is exercisable until the last day that the NYSE is open that is no more than five years after your termination date or, if earlier, the date it would last be exercisable under Subsection E. in the absence of your termination.

vii.
If your employment terminates on or after [insert date] and if, upon termination of employment, you have at least one year of service but less than 25 years of service, the portion of your Stock Appreciation Rights Award that is not vested at termination is forfeited. The portion of your Stock Appreciation Rights Award that is already vested is exercisable until the last day that the NYSE is open that is no more than 180 days after your termination date or, if earlier, the date it would last be exercisable under Subsection E. in the absence of your termination.

viii.
One hundred percent (100%) of the Stock Appreciation Rights Award will vest if you terminate employment after a Change in Control and qualify for a Change in Control severance pay program maintained by the Corporation. Your vested Stock Appreciation Rights Award is exercisable until the tenth anniversary of the Grant Date as described in Subsection E.

ix.	If at termination of employment, none of the above Subsections F.v., F.vi., F.vii., and F.viii. is satisfied, 100 percent of your Stock Appreciation Rights Award is forfeited.

G.
DISABILITY. For purposes of the Vesting Schedule and the Exercise Period of your Stock Appreciation Rights Award, you are deemed to have terminated upon the earlier of twenty-nine (29) months after the commencement of long-term disability benefits under a plan or program sponsored by the Corporation, or the date you fail to qualify or no longer qualify for such long-term disability benefits, provided that you do not return to active employment with the Corporation at that time.

H.	FAILURE TO EXERCISE. Unexercised Stock Appreciation Rights Awards are forfeited at the end of the applicable Exercise Period.

I.
EXERCISE CHOICES. You may exercise your vested Stock Appreciation Rights Award under the SAR exercise method. For more information, please refer to “Exercise Choices and Examples” at http://hr.chevron.com/northamerica/us/payprograms/executiveplans/exercisechoices.asp, or, if you are not subject to U.S. taxation, http://hr.chevron.com/globalprograms/execplans/exercisechoices.aspx.

15003- SARS LTIP Grant Terms                                 Page 2

J.	NO DEFERRAL. You may not defer payment of proceeds as a result of the exercise of your Stock Appreciation Rights Award.

K.
MISCONDUCT. Stock Appreciation Rights Awards may be forfeited for Misconduct as defined in the Plan, and the Corporation may demand repayment of amounts received upon exercise on or after the date of the Misconduct. See the terms of the Plan for additional information.

L.
TAXATION. The tax consequences of Stock Appreciation Rights Awards vary, and, depending on the country’s laws that govern this Stock Appreciation Rights Award, taxation can be triggered upon events such as the grant, vest, and/or exercise of such Stock Appreciation Rights Award. Consult the prospectus or prospectus supplement and your tax advisor for more information regarding the tax consequences of your Stock Appreciation Rights Award. For a copy of the prospectus or prospectus supplement, go to http://hr.chevron.com/northamerica/us/payprograms/executiveplans/ltip.asp or the Global Executive Plans Web site at http://hr.chevron.com/globalprograms/execplans/ltip.aspx

M.
ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, or other similar corporate change, the number of stock appreciation rights and the Exercise Price of the Stock Appreciation Rights Award under this agreement shall be adjusted, as appropriate.

N.
NON-TRANSFERABILITY OF AWARD. You are not permitted to sell, transfer, pledge, assign or encumber this Stock Appreciation Rights Award during your lifetime. Notwithstanding the foregoing, this Stock Appreciation Rights Award may be transferred or assigned after your death to your beneficiary or according to the laws of descent in your jurisdiction or pursuant to a domestic relations order enforceable under applicable law.

O.
BENEFICIARY DESIGNATION. You may designate a beneficiary for your Stock Appreciation Rights Award upon your death at https://www.benefitsweb.com/chevron.html. Non-U.S. payroll employees may download a beneficiary designation form from the Global Executive Plans Web page at http://hr.chevron.com/globalprograms/execplans/docs/GO76VnonUS.pdf.

15003- SARS LTIP Grant Terms                                 Page 3